Exhibit 99.1


                                         Unocal
                                         2141 Rosecrans Avenue, Suite 4000
                                         El Segundo, California 90245

                                         [UNOCAL 76 LOGO]

                                         NEWS RELEASE

                                         Contact:     Barry Lane (News media)
                                                      310-726-7731
                                                      Robert Wright (Investors)
                                                      310-726-7665

            Unocal proposes to sell Western Canadian upstream assets
            --------------------------------------------------------

       El Segundo, Calif., May 10, 2005 -- Unocal Corporation (NYSE: UCL) today said it intends to seek proposals from qualified prospective purchasers for the sale of its Northrock subsidiary's western Canada crude oil and natural gas exploration and production assets. These assets would not include the company's midstream and storage assets in Canada. Any sale would be subject to, among other things, approval by Unocal's board of directors.

       Unocal's western Canadian upstream producing properties are located in British Columbia, Alberta and Saskatchewan. The production from these properties in 1Q 2005, averaged 36,900 barrels of oil equivalent per day (BOED), including approximately 100 million cubic feet per day of natural gas and 20,000 barrels per day of oil and natural gas liquids (average net production after royalties in 1Q 2005 was 29,600 BOED). The majority of the production is from longer life, higher working interest, Unocal-operated fields.

       The company has retained CIBC World Markets Inc. and Waterous & Co. as its exclusive financial co-advisors. Confidential information is expected to be made available to qualified prospective purchasers in June. This confidential information will be available from the agents at:

       CIBC World Markets Inc.                Waterous & Co.
       Brenda Mason, Managing Director        Hilary Foulkes, Managing Director
       (403) 260-0507                         (403) 261-4241
       www.cibcwm.com\oilgasofferings         www.waterous.com

About Unocal Corporation
------------------------
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in Asia and North America.
                                    * * * * *

This news release contains forward-looking statements about matters such as the potential sale of certain of Unocal's Canadian assets. Although these statements are based upon Unocal's current expectations and beliefs, they are subject to known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including market interest in these Canadian assets; volatility in commodity prices; approval by Unocal's Board of Directors; Unocal's ability to enter into an agreement for the sale of these assets on acceptable terms and the satisfaction of any conditions contained therein, including receipt of any required regulatory or other approvals; and other factors discussed in Unocal's 2004 Annual Report on Form 10-K and subsequent reports filed or furnished by Unocal with the U.S. Securities and Exchange Commission (SEC).

Copies of Unocal's SEC filings are available from Unocal by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site, www.unocal.com. Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.